FORM 8-A/A

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g)
OF THE SECURITIES EXCHANGE ACT OF 1934

NATHAN'S FAMOUS, INC.
(Exact name of registrant as specified in its charter)

Delaware	11-3166443
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1400 Old Country Road, Westbury, New York	11590
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

None	N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box: ⁮

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box: ⁮

Securities Act registration statement file number to which this form relates __________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock Purchase Rights

(Title of Class)

Item 1. Description of Securities to be Registered.

On June 4, 2008, the Board of Directors of Nathan’s Famous, Inc., a Delaware corporation (the “Company”), approved a second amendment (“Amendment No. 2”) to the Company’s existing Third Amended and Restated Rights Agreement, dated as of December 10, 1999, between the Company and American Stock Transfer & Trust Company, as the Rights Agent (the “Rights Agreement”). Amendment No. 2 amends the Rights Agreement to accelerate the Final Expiration Date (as defined therein) of the Rights (as defined therein) to June 4, 2008, thereby terminating the Rights Agreement and the Rights issued thereunder.

A copy of Amendment No. 2 has been filed with the Securities and Exchange Commission as Exhibit 4.1 to the Company’s Current Report on Form 8-K on the date hereof and is incorporated herein by reference. The foregoing description of Amendment No. 2 is qualified in its entirety by reference to Amendment No. 2.

A copy of the Rights Agreement was filed with the Securities and Exchange Commission as Exhibit 3 to the Company’s Registration Statement on Form 8-A/A on December 10, 1999 and is incorporated herein by reference. Copies of the Rights Agreement and Amendment No. 2 are also available free of charge from the Company.

Item 2. Exhibits

The documents listed below are filed as exhibits to this Registration Statement:

Exhibit No.	Description

1
Third Amended and Restated Rights Agreement, dated as of December 10, 1999, between Nathan’s Famous, Inc. and American Stock Transfer & Trust Company (as Rights Agent), which includes the form of Right Certificate as Exhibit A and the Summary of Rights to Purchase Common Shares as Exhibit B. (Incorporated by reference from Exhibit 3 to the Company’s Registration Statement on Form 8-A/A on December 10, 1999.)

2
Amendment No. 2 to the Rights Agreement, dated as of June 4, 2008, by and between Nathan’s Famous, Inc., and American Stock Transfer & Trust Company (as the Rights Agent). (Incorporated by referenced from Exhibit 4.1 to the Company’s Current Report on Form 8-K dated June 6, 2008.)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

NATHAN'S FAMOUS, INC.

By:	/s/ Ronald DeVos
Ronald DeVos
Vice-President Finance and Chief Financial Officer

Dated: June 6, 2008